NO. INCORPORATED UNDER THE LAWS OF THE PROVINCE OF ONTARIO SHARE

CARBIZ.COM INC.

This is to Certify ....

is the registered holder of

Preferred Shares shares in the capital of

CARBIZ.COM INC.

SPECIMEN

The class or series of shares represented by this Certificate has rights, privileges, restrictions or conditions attached thereto and the Corporation will furnish to a shareholder, on demand and without charge, a full copy of the text of:

(i) the rights, privileges, restrictions and conditions attached to the shares represented by this Certificate and to each class authorized to be issued and to each series insofar as the same have been fixed by the directors; and

(ii) the authority of the directors to fix the rights, privileges, restrictions and conditions of subsequent series, if applicable.

The Corporation has a lien on the shares represented by this Certificate for any indebtedness of the shareholder to the Corporation.

The right of the shareholder to transfer the shares represented by this Certificate is subject to restrictions.

IN WITNESS WHEREOF the Corporation has caused this Certificate to be signed by its duly authorized officers.

DATED this day of

President Secretary

CERTIFICATE FOR

Preferred Shares shares of

CARBIZ.COM INC.

Issued to:
Date:
Certificate:

SPECIMEN

****

For Value I received, I hereby assign and transfer unto

____

______________________________________ **Preferred Shares share**

represented by the within Certificate

DATED ____________

In the presence of

____________________ ____________________